                                                                    ATTACHMENT B


Re: Travelers' Corporate Owned Life Insurance ("COLI") (File No. 333-71349) The Travelers Fund UL III for Variable Life Insurance

Dear Sir or Madam:

In my capacity as Actuary of The Travelers Insurance Company, I have provided actuarial advice concerning Travelers' COLI product. I also provided actuarial advice concerning the preparation of the Registration Statement on Form S-6, File No. 333-71349 (the "Registration Statement") for filing with the Securities and Exchange Commission under the Securities Act of 1933 in connection with the Policy.

In my opinion the illustrations of benefits under the Policies included in the prospectus under the caption "Illustrations of Death Benefit, Cash Values and Cash Surrender Values" are, based on the assumptions stated in the illustrations, consistent with the provisions of the Policies. Also, in my opinion the age selected in the illustrations is representative of the manner in which the Policies operate.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.


Very truly yours,




/s/ Mark S. Reilly, FSA, MAAA
Pricing Actuary
Product Development
April 16, 1999